UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	May 1, 2008

TOR Minerals International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
 (State or Other Jurisdiction of Incorporation)

0-17321 (Commission File Number)	74-2081929 (IRS Employer Identification No.)
722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	78402 (Zip Code)

(361) 883-5591
 (Registrant's Telephone Number, Including Area Code)

N/A
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

___	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02             RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

TOR Minerals International (Nasdaq: TORM), producer of synthetic titanium dioxide and color pigments, specialty aluminas, and other high performance mineral fillers today announced its financial results for the first quarter ended March 31, 2008.  The company reported a net loss available to common shareholders of ($604,000), or ($0.08) per diluted share, on net sales of $6,746,000 for the quarter ended March 31, 2008. This compares with net income available to common shareholders of $24,000, or $0.00 per share, on net sales of $7,153,000 for the quarter ended March 31, 2007.

Net sales decreased 5.7 percent during the quarter due to decreases in both HITOX® and specialty alumina sales. Specialty alumina sales were 17.5 percent less than first quarter 2007, which reflected a change in the order pattern of a significant U.S. customer and difficult comparisons with the prior year.  Sales of specialty alumina products in Europe, which accounted for 98 percent of the sales in this category, increased 56 percent in the first quarter of 2008 and kept pace with the growth experienced in the last several quarters of 2007.  First quarter 2008 sales of HITOX declined by 3.7 percent versus the same period a year ago, as weakness in the North American market was only partially offset by increased sales in Asia and Central and South America.

As previously announced, the company made operational changes during the first quarter designed to reduce the stocking requirements of synthetic rutile by approximately 50% and improve inventory turns and cash flows.  As previously indicated, the near-term impact of these changes was lower fixed cost absorption, which increased cost of sales by 8.6 percent, resulting in a loss during the first quarter.  "While idling synthetic rutile production temporarily sacrificed profitability in the first quarter, we were able to decrease our inventory levels by $1.6 million and generate operating cash flow of approximately $450,000." said Steve Parker, Chief Financial Officer of TOR Minerals.

The company announced receipt of the first trial production orders for its newly introduced TIOPREM colored pigment products in the quarter.  "We are optimistic these orders confirm the value proposition of our new premium products," said Dr. Olaf Karasch, Chief Executive Officer of TOR Minerals.  "We believe the market for TIOPREM is larger than our traditional pigment product markets and the revenue contribution from TIOPREM has the potential to accelerate sales growth in the last half of the year."

Dr. Karasch continued, "Our near term profitability has been impacted by actions that will have a long-term benefit for the company.   During the first quarter, these actions improved our cash flow and are expected to drive improved efficiencies going forward.  In addition, we expect results to improve based on the continued strong performance of specialty alumina sales in Europe and the positive customer response and initial orders for our new colored pigment products."

TOR Minerals will host a conference call at 4:00 p.m. Central Time on May 1, 2008 to discuss first quarter results. The call will be simultaneously webcast, and can be accessed via the News section on the company's website at www.torminerals.com.  Interested parties may also access the conference call via telephone by dialing 877-407-9210.

Headquartered in Corpus Christi, Texas, TOR Minerals is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slow down in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
Exhibit Number Description 99.1 Press Release, dated May 1, 2008, announcing the financial results for the quarter ended March 31, 2008.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: May 2, 2008	/s/ STEVEN H. PARKER
Steven H. Parker Treasurer and CFO

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated May 1, 2008, announcing the financial results for the quarter ended March 31, 2008.